Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – July 25, 2016

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2016 Highlights:

•	Quarterly net earnings of $1.9 million, or $0.53 per share

•	Loan growth – Average loans increased $32.5 million, or 8%, compared to second quarter 2015

•	Strong asset quality – Nonperforming assets were 0.23% of total assets at June 30, 2016

•	Controlled expenses – Noninterest expense was unchanged compared to second quarter of 2015

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.9 million, or $0.53 per share, for the second quarter of 2016, compared to $2.2 million, or $0.59 per share, for the second quarter of 2015.

“The Company’s second quarter 2016 results reflect strong asset quality and controlled expenses,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board.

Net interest income (tax-equivalent) was $6.0 million for the second quarter of 2016, compared to $6.1 million for the second quarter of 2015. Net interest income (tax-equivalent) for the first six months of 2015 included $0.2 million in recoveries of interest related to payoffs received on two loans that were previously impaired. Excluding the impact of these interest recoveries, net interest income (tax-equivalent) increased 2% in the second quarter of 2016 compared to the second quarter of 2015. Average loans were $435.0 million in the second quarter of 2016, an increase of $32.5 million or 8%, from the second quarter of 2015. Average deposits were $728.0 million in the second quarter of 2016, an increase of $28.5 million or 4%.

Nonperforming assets were $2.0 million, or 0.23% of total assets, at June 30, 2016, compared to $1.9 million, or 0.23% of total assets, at June 30, 2015. The Company recorded no provision for loan losses in the second quarter of 2016 and 2015. Provision expense reflects the absolute level of loans, loan growth, the credit quality of the loan portfolio, and the amount of net charge-offs or recoveries. Our allowance for loan losses was 271% of nonperforming loans and 1.05% of total loans at June 30, 2016, compared to 360% of nonperforming loans and 1.20% of total loans at June 30, 2015. These ratios decreased as improvement in the credit quality of the loan portfolio more than offset the effects of loan growth in calculating our allowance for loan losses.

Noninterest income was $1.0 million for the second quarter of 2016, compared to $1.2 million in the second quarter of 2015. The decrease was primarily due to a decrease in mortgage lending income of $0.1 million as mortgage loan production declined.

Noninterest expense was $4.0 million, unchanged from the second quarter of 2015. An increase in salaries and benefits expense of $0.2 million was offset by decreases of $0.2 million in various expense categories, including other real estate owned, professional fees, and other noninterest expense.

Income tax expense was $0.7 million for the second quarter of 2016 compared to $0.8 million for the second quarter of 2015. The Company’s effective tax rate for the second quarter of 2016 was 27.52%, compared to 26.52% in the second quarter of 2015. Despite the increase in the effective tax rate, income tax expense decreased due to a decrease in earnings before taxes.

The Company paid cash dividends of $0.225 per share in the second quarter of 2016, an increase of 2.3% from the same period in 2015. At June 30, 2016, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $846 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. In-store branches are located in the Kroger and Wal-Mart SuperCenter stores in Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2015 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation and calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Second Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended June 30,	Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2016	2015	2016	2015
Results of Operations
Net interest income (a)	$6,014	$6,126	$12,033	$11,984
Less: tax-equivalent adjustment	322	338	644	673
Net interest income (GAAP)	5,692	5,788	11,389	11,311
Noninterest income	993	1,167	1,827	2,488
Total revenue	6,685	6,955	13,216	13,799
Provision for loan losses	—	—	(600)	—
Noninterest expense	4,021	4,029	8,130	8,343
Income tax expense	733	776	1,564	1,444
Net earnings	$1,931	$2,150	$4,122	$4,012

Per share data:
Basic and diluted net earnings:	$0.53	$0.59	$1.13	$1.10
Cash dividends declared	$0.225	$0.22	$0.45	$0.44
Weighted average shares outstanding:
Basic and diluted	3,643,503	3,643,413	3,643,493	3,643,389
Shares outstanding, at period end	3,643,503	3,643,428	3,643,503	3,643,428
Book value	$23.28	$21.15	$23.28	$21.15
Common stock price:
High	$29.85	$25.75	$30.49	$25.75
Low	26.81	24.51	24.56	23.15
Period-end:	28.49	25.73	28.49	25.73
To earnings ratio	13.07	x	12.08	x	13.07	x	12.08	x
To book value	122%	122%	122%	122%
Performance ratios:
Return on average equity (annualized)	9.18%	10.91%	9.99%	10.31%
Return on average assets (annualized)	0.93%	1.09%	1.00%	1.01%
Dividend payout ratio	42.45%	37.29%	39.82%	40.00%
Other financial data:
Net interest margin (a)	3.10%	3.29%	3.11%	3.22%
Effective income tax rate	27.52%	26.52%	27.51%	26.47%
Efficiency ratio (b)	57.39%	55.24%	58.66%	57.65%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$1,669	$1,359	$1,669	$1,359
Other real estate owned	300	499	300	499
Total nonperforming assets	$1,969	$1,858	$1,969	$1,858

Net charge-offs (recoveries)	$246	$(164)	$(839)	$(50)

Allowance for loan losses as a % of:
Loans	1.05%	1.20%	1.05%	1.20%
Nonperforming loans	271%	360%	271%	360%
Nonperforming assets as a % of:
Loans and other real estate owned	0.46%	0.45%	0.46%	0.45%
Total assets	0.23%	0.23%	0.23%	0.23%
Nonperforming loans as a % of total loans	0.39%	0.33%	0.39%	0.33%
Net charge-offs (recoveries) as % of avg. loans (c)	0.23%	(0.16)%	(0.39)%	(0.02)%

Selected average balances:
Securities	$223,414	$259,376	$230,251	$261,809
Loans, net of unearned income	434,934	402,482	432,231	401,327
Total assets	828,106	791,889	823,054	796,947
Total deposits	727,989	699,453	727,171	702,582
Long-term debt	7,217	7,217	7,217	9,372
Total stockholders’ equity	84,124	78,791	82,545	77,858
Selected period end balances:
Securities	$217,002	$252,906	$217,002	$252,906
Loans, net of unearned income	430,694	408,495	430,694	408,495
Allowance for loan losses	4,528	4,886	4,528	4,886
Total assets	846,056	806,233	846,056	806,233
Total deposits	747,539	715,994	747,539	715,994
Long-term debt	7,217	7,217	7,217	7,217
Total stockholders’ equity	84,808	77,053	84,808	77,053
(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.
(c)	Net charge-offs (recoveries) are annualized.

Reports Second Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2016	2015	2016	2015
Net interest income, as reported (GAAP)	$5,692	$5,788	$11,389	$11,311
Tax-equivalent adjustment	322	338	644	673
Net interest income (tax-equivalent)	$6,014	$6,126	$12,033	$11,984